Exhibit 10.7.10

[Letterhead of ABA Retirement Funds]

January 30, 2009

Ms. Nancy Grady

President of State Street Bank and Trust Company of New Hampshire

2 Avenue de Lafayette, 2nd floor

Boston, MA 02111

Ladies and Gentlemen:

Reference is made to your letter dated December 18, 2008 (the “Termination Notice”), which was received by our counsel on December 19, 2008, in which you notified us, pursuant to Section 15.01 of the Administrative and Investment Services Agreement dated November 18, 2002, as amended from time to time (the “AISA Agreement”), of your desire to terminate the AISA Agreement, effective September 30, 2009, subject to the earlier implementation of the Fiduciary and Investment Services Agreement between the ABA RF1 and The Northern Trust Company and Northern Trust Investments, N.A. (collectively, “Northern”), dated August 15, 2008 (the “FISA Agreement”) and the Program Services Agreement between the ABA RF and ING Insurance and Annuity Company (“ILIAC”) and ING Institutional Retirement Plan Services, LLC (“IPS”), dated December 6, 2008 (the “PSA”), as you acknowledged in the Notice of Termination.

ABA RF has valued the relationship with State Street and its affiliates, which began in 1992, and we appreciate your understanding of our need to seek other vendors for the Program. We also understand that, as the parties are preparing for the transition, State Street’s desire to obtain some certainty as to the termination date of the various services required of it under the AISA Agreement. The ABA RF is using all commercially reasonable efforts to effect such transition as of July 1, 2009 with respect to the FISA, and as of May 1, 2009, with respect to the PSA. The ability to effectuate the transition of the Program to Northern and ILIAC, respectively, as of such dates, is, however, not entirely within our control. The implementation of the two new agreements is subject to certain external events, such as the effectiveness of a registration statement under federal securities laws offering for sale units in the ABA Members Collective Trust (or any successor thereto) of which Northern is trustee, the issuance by the Securities Exchange Commission of a no-action letter covering the Program as managed by Northern and administered by ILIAC and the parties’ ability to transition assets, including those involved with securities lending, now managed by State Street to the ABA Members Trust as managed by Northern. In this connection, we look forward to your cooperation and assistance in the transition to ILIAC and Northern as provided by the AISA Agreement.

[1]	All capitalized terms not defined herein have the respective meanings contained in the AISA Agreement.

Accordingly, ABA RF hereby notifies you that it exercises its right, under Section 15.01 of the AISA Agreement, to require an Extension Period extending up to and through September 30, 2010, subject to the earlier implementation of the PSA with respect to Administrative Services and the FISA with respect to Trustee Services. In this connection, we understand that IPS now performs Administrative Services for the Program pursuant to the CitiStreet Agreement. ABA RF acknowledges that implementation of the PSA will have the effect of relieving State Street of its obligation to provide Administrative Services, except to the extent that State Street is required to interface with IPS regarding amounts contributed to or distributed from the Program, communications, marketing and other matters necessary for the proper operation of the Program prior to the time the FISA Agreement becomes effective, provided that State Street agrees to enter into an appropriate amendment to the AISA Agreement that provides, among other things, for the elimination of certain fees, including the Program Expense Fee, to the extent that such fees are now payable to State Street in respect of such services, because such fees will be then be payable by the ABA Members Collective Trust directly to ILIAC in respect of such services upon implementation of the PSA. Finally, nothing in this letter should be interpreted to mean or imply any waiver by the ABA RF of any of its rights under the ASIA Agreement or the CitiStreet Agreement.

Very truly yours,

/s/ Scarlett Ungurean, CFA
Scarlett Ungurean, CFA
312.988.5740 ungureas@staff.abanet.org

cc.	Mary Moran Zeven, State Street (via fax 617.662.2702)
Harry Hathaway, ABA RF (via fax 213.892.9494)
Albert Harvey, ABA RF (via fax 901.525.6722)
Robert Ferencz, Sidley Austin (via fax 312.853.7036)

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